Exhibit 3.1


                          CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY


     The Bluebook International Holding Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

     A. The name of the Corporation is The Bluebook International Holding Company. The Corporation was originally incorporated under the name "Gama Computer Corporation". The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18, 1997, as amended.

     B. This Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and amends Article IV of the Corporation's Certificate of Incorporation.

     C. Article IV of the Certificate of Incorporation is hereby deleted and replaced with the following text:
The authorized capital stock of the Corporation shall consist of 50,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

     IN WITNESS WHEREOF, The Bluebook International Holding Company has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Mark A. Josipovich, a duly authorized officer of the Corporation, on December 13, 2002.

                                           THE BLUEBOOK INTERNATIONAL HOLDING
                                           COMPANY

                                           /s/ Mark A. Josipovich
                                           -------------------------------------
                                           Mark A. Josipovich
                                           President and Chief Executive Officer


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